Exhibit 99.1

ARIAD Appoints Former Bristol-Myers Squibb Senior Executive as New Independent Member of Its Board of Directors

CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 6, 2009--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the appointment of A. Collier Smyth, M.D., former senior vice president of medical strategy – oncology at Bristol-Myers Squibb Company (BMS), to its Board of Directors.

Prior to his retirement from BMS last week, Dr. Smyth led oncology medical affairs in the United States, including the U. S. life-cycle development of paclitaxel (Taxol®), carboplatin (Paraplatin®) and ifosfamide (Ifex®). Most recently, he participated in the launch of multiple BMS oncology drugs, including cetuximab (Erbitux®), dasatinib (Sprycel®) and ixabepilone (Ixempra®). During his thirteen-year tenure with BMS, Dr. Smyth oversaw key aspects of medical strategy, medical liaison, medical information, clinical operations, regulatory affairs, quality assurance and compliance in the oncology division of BMS. At times, medical affairs for virology and immunoscience were added to his oncology responsibilities.

“We are honored to have such an outstanding cancer expert and proven pharmaceutical leader join our Board of Directors,” said Athanase Lavidas, Ph.D., lead director of the ARIAD Board. “Dr. Smyth’s appointment to the Board is part of an ongoing process to add exceptional individuals to the ARIAD Board – a process that dates back to last year. Dr. Smyth will serve as an independent director in Class 2.”

“Dr. Smyth brings over thirty years of medical, oncology and business experience to our Board of Directors,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “He is a conceptual and strategic thinker with extensive first-hand experience in diverse aspects of the oncology field and business. Dr. Smyth’s expertise is uniquely aligned with the stage of ARIAD’s ongoing transformation into a fully integrated oncology business. He will be integral in helping to bridge our clinical, commercial, regulatory and medical affairs strategies.”

Prior to joining BMS, Dr. Smyth served as vice president of medical affairs with American Oncology Resources, Inc., now U.S. Oncology, where he was responsible for establishing the strategic priorities of the country’s largest oncology physician group practice. Previously, Dr. Smyth was the founder and president of New Hampshire Oncology/Hematology, the first office-based medical oncology practice in New Hampshire.

He has served on numerous oncology advisory boards, committees and task forces, including the executive committee of the clinical practice committee, health care reform task force, and outcomes working group of the American Society of Clinical Oncology (ASCO), as well as the executive committee of the New Hampshire Medical Society. Dr. Smyth has been a reviewer for oncology publications and served on the editorial board of Advances in Oncology.

He received a B.S. degree in Chemical Engineering from Lehigh University and a M.D. from Johns Hopkins School of Medicine. He completed his residency in medicine at Beth Israel Hospital, Harvard Medical School and his oncology fellowship at the National Cancer Institute.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, deforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Taxol®, Paraplatin®, Ifex®, Sprycel® and Ixempra® are registered trademarks of the Bristol-Myers Squibb Company. Erbitux® is a registered trademark of ImClone Systems Incorporated.

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CONTACT:
ARIAD Pharmaceuticals
Maria E. Cantor, 617-621-2208